KPMG Peat Marwick LLP
                    50 North Front Street, Suite 900
                           Memphis, TN  38103



                                                     May 13, 1996


Mid-America Apartment Communities, Inc.
Memphis, Tennessee

Gentlemen:

We have been furnished with a copy of Form 10-Q of Mid-America Apartment Communities, Inc. (the Company) for the three months ended March 31, 1996, and have read the Company's statements contained in Note 2 to the financial statements included therein. As stated in Note 2, the Company changed its method of accounting to capitalize replacement purchases for major appliances and carpeting which were previously expensed and states that the newly adopted accounting principle is preferable in the circumstances because it is consistent with industry practice and provides a better matching of expenses with the estimated benefit period. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Mid-America Apartment Communities, Inc. as of any date or for any period subsequent to December 31, 1995, nor have we audited the information set forth in the aforementioned Note 2 to the financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Mid-America Apartment Communities, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


                              Very truly yours,
                              KPMG Peat Marwick LLP